Contract Schedule I
                               Accumulation Period

Separate Account
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Separate Account:                Variable Annuity Account B

Charges to Separate              A daily charge is deducted from any portion of
Account:                         the Current Value allocated to the Separate
                                 Account. The deduction is the daily equivalent of the annual effective percentage shown in the following chart:


                                 Administrative Charge                [0.15%]
                                 Mortality Risk Charge                [0.35%]
                                 Expense Risk Charge                  [0.75%]
                                                                       ----
                                 Total Separate Account
                                 Charges                              [1.25%]


ALIAC Guaranteed Account (AG Account)
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Minimum Guaranteed               [3.0%] (effective annual rate of return)
Interest Rate:


Separate Account and AG Account
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Transfers:                       An unlimited number of Transfers are allowed
                                 during the Accumulation Period. Aetna allows
                                 [12] free Transfers in any calendar year.
                                 Thereafter, Aetna reserves the right to charge [$10] for each subsequent Transfer.


Maintenance Fee:                 The annual Maintenance Fee is [$30]. If the
                                 Account's Current Value is [$50,000] or more on the date the Maintenance Fee is to be deducted, the Maintenance Fee is [$0].

Annual Waiver of                 As provided in 3.14 (d), the amount that may be
Surrender Fee:                   withdrawn without a surrender fee cannot exceed
                                 [10%] of the Current Value calculated on the date Aetna receives a surrender request in good order at its Home Office.








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                         Contract Schedule I (Continued)
                               Accumulation Period

Separate Account and AG Account (Cont'd)
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Surrender Fee:                   For each surrender, the Surrender Fee will be
                                 determined as follows:

                                                               Surrender Fee
                                  Length of Time from        (as percentage of
                                 Account Effective Date    Net Purchase Payment)
                                 ----------------------    ---------------------


                                 [Less than 1 year                    5%]
                                 [1 year but less than 2              4%]
                                 [2 years but less than 3             3%]
                                 [3 years but less than 4             2%]
                                 [4 years but less than 5             1%]
                                 [5 years or more                     0%]


                                 If an Account is established as a rollover from another Aetna contract, the Surrender Fee will be determined according to the effective date of the account under such predecessor contract.


Systematic Withdrawal            The specified payment or specified percentage
Option (SWO):                    may not be greater than [10%] of the Account's
                                 Current Value at time of election.




See 1.  GENERAL DEFINITIONS for explanations.














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